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Consent of Ernst & Young LLP, Independent Auditors

    We consent to the incorporation by reference in this Annual Report (Form 10-K) of Cutter & Buck Inc. of our report dated June 20, 2001, included in the Annual Report to Shareholders of Cutter & Buck Inc. for the year ended April 30, 2001.

    Our audits also included the financial statement schedule of Cutter & Buck Inc. listed in the Index at Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this schedule based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

    We also consent to the incorporation by reference in the Registration Statements (Forms S-8) pertaining to the 1995 Employee Stock Option Plan, 1995 Nonemployee Director Stock Incentive Plan, 1995 Employee Stock Purchase Plan, 1997 Stock Incentive Plan, 1999 Nonemployee Director Stock Incentive Plan, 2000 Transition Stock Incentive Plan for Officers and the 2000 Stock Incentive Plan of Cutter & Buck Inc. of our report dated June 20, 2001, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of Cutter & Buck Inc..

Seattle, Washington July 27, 2001

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Consent of Ernst & Young LLP, Independent Auditors